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                                                                    EXHIBIT 5.1



                            PORTER & HEDGES, L.L.P.
                                ATTORNEYS AT LAW
                           700 LOUISIANA, 35TH FLOOR
                           HOUSTON, TEXAS 77002-2764

                          ----------------------------

                           TELECOPIER (713) 228-1331
                            TELEPHONE (713) 226-0600

                                  May 21, 1997


DI Industries, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042-4136

Gentlemen:

         We have acted as counsel for DI Industries, Inc., a Texas corporation (the "Company"), in connection with (i) the authorization and issuance of up to 21,500,000 shares of the Company's common stock, $.10 par value (the "Shares"), to be issued pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of March 7, 1997 (the "Merger Agreement"), by and among the Company, Drillers, Inc., a Texas corporation and a wholly-owned subsidiary of the Company (the "Purchaser"), and Grey Wolf Drilling Company, a Texas corporation ("Grey Wolf"), and (ii) the preparation of a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission registering the issuance of the Shares under the Securities Act of 1933, as amended (the "Securities Act").

         In connection therewith, we have examined the Merger Agreement and the Registration Statement, as amended. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, the records of corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions expressed herein.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us, the conformity to original documents of all records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares proposed to be issued by the Company as contemplated by the Merger Agreement have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Merger Agreement, will be duly and validly issued, fully paid and nonassessable.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Texas and the federal laws of the United States of America, to the extent applicable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus/Proxy Statement included as part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Porter & Hedges, L.L.P.

                                       Porter & Hedges, L.L.P.